As filed with the Securities and Exchange Commission on January 29, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3241270
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6625 The Corners Parkway, Suite 100

Norcross, Georgia 30092

(678) 282-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Third Amended and Restated 2000 Employee and Consultant Equity Incentive Plan

(Full Title of the Plan)

Tashia L. Rivard

General Counsel and Secretary

Vyyo Inc.

6625 The Corners Parkway, Suite 100

Norcross, Georgia 30092

(678) 282-8000

 (Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Third Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, Common Stock, par value $0.0001 per share	1,000,000	$4.26	(2)	$4,260,000	$455.82

(1)

This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933 (the “Securities Act”) on the basis of the average of the high and low sale prices for a share of common stock of Vyyo Inc. as reported on the Nasdaq Global Market on January 25, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of this Registration Statement is included in the Section 10(a) prospectus to be delivered to the persons covered by the Plan and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference:

(a)                                  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for its quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(c)                                  All  other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(d)                                 The description of the Registrant’s Common Stock contained in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

For the purposes of this Registration Statement, Tashia L. Rivard is giving her opinion on the validity of shares being registered.  As of the date of this Registration Statement, Ms. Rivard is the General Counsel and Secretary of the Registrant.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Amended and Restated Bylaws provide that the Registrant: (a) must indemnify its directors and officers to the fullest extent permitted by Delaware law; (b) may indemnify its other employees and agents to the same extent that it indemnifies officers and directors, unless otherwise determined by the Registrant’s board of directors; and (c) must advance expenses, as incurred, to directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders.  However, this provision does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for (a) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law; and (d) any transaction from which the director derived any improper personal benefit.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

In addition, the Registrant maintains insurance on behalf of its directors and executive officers insuring them against liability asserted against them in their capacities as directors or officers or arising out of this status.  The Registrant also has entered into indemnification agreements with certain of its officers and directors which provide such officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)                                The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)                               Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 29th day of January, 2007.

VYYO INC.

By:	/s/ Tashia L. Rivard
Tashia L. Rivard, General Counsel and Secretary

Each person whose signature appears below hereby constitutes and appoints Arik Levi and Tashia L. Rivard, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board and	January 29, 2007
/s/ Davidi Gilo	Chief Executive Officer
Davidi Gilo	(Principal Executive Officer)

/s/ Arik Levi	Chief Financial Officer (Principal	January 29, 2007
Arik Levi	Financial and Accounting Officer)

/s/ Margaret A. Bellville	Director	January 12, 2007
Margaret A. Bellville

/s/ Ronn Benatoff	Director	January 29, 2007
Ronn Benatoff

/s/ Lewis S. Broad	Director	January 29, 2007
Lewis S. Broad

Signature	Title	Date

/s/ Neill H. Brownstein	Director	January 29, 2007
Neill H. Brownstein

/s/ Avraham Fischer	Director	January 14, 2007
Avraham Fischer

/s/ John P. Griffin	Director	January 29, 2007
John P. Griffin

/s/ Samuel L. Kaplan	Director	January 29, 2007
Samuel L. Kaplan

/s/ Alan L. Zimmerman	Director	January 12, 2007
Alan L. Zimmerman

EXHIBIT INDEX

Exhibit
Number

5.1	Opinion of Tashia L. Rivard, Esq., General Counsel of Vyyo Inc.

10.1

Third Amended and Restated 2000 Employee and Consultant Equity and Incentive Plan (filed as Exhibit 10.1 to the Vyyo Inc. Current Report on Form 8-K, filed on March 16, 2005), and incorporated herein by reference.

23.1	Consent of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, Independent Registered Public Accounting Firm.

23.3	Consent of Tashia L. Rivard, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).